Exhibit 10.7

HECLA MINING COMPANY

ANNUAL INCENTIVE PLAN

Introduction

Effective as of July 2, 1994, Hecla Mining Company adopted the Hecla Mining Company Performance Pay Compensation Plan (the "Prior Plan"). Effective as of December 11, 2018, pursuant to action of the Board of Directors of Hecla Mining Company (the "Board"), the Prior Plan is hereby amended and restated, and is now known as the Hecla Mining Company Annual Incentive Plan and shall have the terms and conditions set forth herein (the "Plan" or "AIP").

Purpose

This Plan is designed to provide a significant and variable economic opportunity to selected officers and employees of the Company as a reflection of their individual and group contributions to the success of the Company.

Definitions

"Annual Incentive Plan Goals" shall mean the performance goals in effect for the Plan Year as recommended by management and approved by the Committee. The Committee may modify the Annual Incentive Plan Goals as it sees fit and will finally approve them to be in effect for that Performance Period. Annual Incentive Plan factors are divided into the following components, which may be modified by the Committee from time to time, including with respect to the relative weights:

•	Quantitative corporate performance factors, normally comprising 50% of the overall potential Award;
•	Qualitative set of goals, normally comprising 25% of the overall potential Award; and
•	Discretionary factor as determined by the Committee, normally comprising 25% of the overall potential Award.

"Annual Incentive Plan Pay" or "AIP Pay" shall consist of an award from the Company payable to a participant pursuant to the terms of the Plan either in cash or in equity under one of the Company's stock plans.

"Base Salary" is the annual salary approved by the Board for Executives or by the Company for other Plan participants.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Committee" shall mean the Compensation Committee of the Board.

"Company" shall mean Hecla Mining Company, a Delaware Corporation, and its subsidiaries.

"Disinterested Person" shall mean a member of the Board who qualifies as an “outside director” for purposes of Section 162(m) of the Code.

"Participants" shall mean eligible officers and employees who are designated by the Committee for participation in the Plan.

"Payment Date" shall mean the date following the conclusion of a particular Performance Period on which the Committee certifies that applicable AIP Goals have been satisfied and authorizes payment of corresponding AIP Pay Awards.

"Performance Period" will be determined by the Committee and normally coincides with the Company's fiscal year.

"Target Award" shall mean the percentage of each Participant's base salary that is established for achievement of target performance level in consideration of quantitative, qualitative and discretionary factors as determined by the Board. The Target Award for each plan participant will be determined by the Committee prior to each Performance Period. Participants may be awarded up to twice their Target for exceptional performance against all criteria.

Administration

The AIP shall be administered by the Committee or such other committee of the Board which is composed of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board.

In administering the Plan the Committee may at is option employ compensation consultants, accountants and counsel (who may be the independent auditors, outside counsel, or compensation consultants of the Company) and other persons to assist or render advice to the Committee, all at the expense of the Company.

Eligibility

The Committee shall, in its sole discretion, determine for each Performance Period those officers and employees of the Company who shall be eligible to participate in the AIP (the "Participants") based upon such Participants' opportunity to have a substantial impact on the Company’s operating results. Nothing contained in the Plan shall be construed as or be evidence of any contract or employment with any Participant for a term of any length nor shall participation in the Plan in any Performance Period by any Participant require continued participation by such Participant in any subsequent Performance Period.

Determination of Performance Pay

The form and amount of Annual Incentive Plan Pay awarded to a Participant shall be determined by and in the discretion of the Committee. The Committee may condition the earning of AIP Pay upon the attainment of specified Performance Goals measured over a period not greater than one year relating to the Participant or the Company, or a subsidiary, division or department of the Company for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, which Performance Goals may be different for each Participant. Annual Incentive Plan Pay payable under the Plan will consist of a cash or equity award from the Company, based upon a degree of achievement of such Performance Goals over the Performance Period.

The Committee may, in its sole discretion, increase or decrease the amount of any Annual Incentive Plan Pay payable to a Participant and may award Annual Incentive Plan Pay to Participants even though the Annual Incentive Plan Pay is not earned. Annual Incentive Plan Pay earned or otherwise awarded will be paid on the Payment Date.

Termination of Employment

In the event that a Participant's employment with the Company terminates for any reason prior to the Payment Date, other than death or disability, such Participant shall not be eligible to receive any AIP Pay.

Amendments and Terminations

The Board shall have the right to modify the Plan from time to time without prior approval of the Company's stockholders.

Deferral Elections

The Participants are permitted to defer the receipt of Annual Incentive Plan Pay payable hereunder in accordance with the Company’s Key Employee Deferred Compensation Plan or any similar plan or program.

HECLA MINING COMPANY

By:	/s/ Phillips S. Baker, Jr.
Phillips S. Baker, Jr.
President and CEO

3